SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Salix Pharmaceuticals, Ltd.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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8510 Colonnade Center Drive

Raleigh, North Carolina 27615

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 13, 2013

To The Stockholders:

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Salix Pharmaceuticals, Ltd. will be held on Thursday, June 13, 2013 at 9:00 a.m., Eastern Time, at our headquarters located at 8510 Colonnade Center Drive, Raleigh, North Carolina, for the following purposes:

1.	To elect five directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To approve, on an advisory basis, our 2012 executive compensation;

4.	To transact such other business, if any, as properly comes before the meeting or any adjournment thereof.

These items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on Friday, April 19, 2013 are entitled to notice of and to vote at the meeting. A list of stockholders eligible to vote at the meeting will be available during our regular business hours at our headquarters in Raleigh, North Carolina for the ten days prior to the meeting for review for any purposes related to the meeting.

We are pleased to take advantage of the Securities and Exchange Commission rules that allow us to furnish proxy materials, including this Notice, Proxy Statement, our 2012 Annual Report to Stockholders and the electronic proxy card for the meeting to our stockholders via the Internet. Taking advantage of these rules should allow us to lower the cost of delivering annual meeting materials to our stockholders and reduce the environmental impact of printing and mailing these materials.

To ensure your representation at the meeting, please vote by proxy by following the instructions contained in the accompanying Proxy Statement. You may revoke your proxy in the manner described in the Proxy Statement at any time before it has been voted at the meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy. Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible.

For the Board of Directors,

SALIX PHARMACEUTICALS, LTD.

Carolyn J. Logan,

President and Chief Executive Officer

Raleigh, North Carolina

April 29, 2013

SALIX PHARMACEUTICALS, LTD.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 13, 2013

SALIX PHARMACEUTICALS, LTD.

PROXY STATEMENT

2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 13, 2013

Information Concerning Solicitation And Voting

We are furnishing this Proxy Statement to the holders of our common stock in connection with the solicitation of proxies on behalf of our Board of Directors for use at the annual meeting of stockholders to be held on Thursday, June 13, 2013 at 9:00 a.m., Eastern Time, at our headquarters located at 8510 Colonnade Center Drive, Raleigh, North Carolina, 27615 or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 19, 2013 are entitled to notice of and to vote at the meeting.

In accordance with Securities and Exchange Commission, or SEC, rules, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials, including the Notice, this Proxy Statement, our 2012 Annual Report to Stockholders, including financial statements, and a proxy card for the meeting, by providing access to them on the Internet. These materials were first available on the Internet on April 29, 2013. We mailed a Notice of Internet Availability of Proxy Materials on or about April 29, 2013 to our stockholders of record and beneficial owners as of April 19, 2013, the record date for the meeting. This Proxy Statement and the Notice of Internet Availability of Proxy Materials contain instructions for accessing and reviewing our proxy materials on the Internet and for voting by proxy over the Internet. If you prefer to receive printed copies of our proxy materials, the Notice of Internet Availability of Proxy Materials contains instructions on how to request such materials by mail. You will not receive printed copies of the proxy materials unless you request them. If you elect to receive the materials by mail, you may also vote by proxy on the proxy card or voter instruction card that you will receive in response to your request. Viewing our proxy materials and voting by proxy electronically this year and in the future will save us the cost of printing and mailing documents to you and will reduce the impact on the environment.

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the meeting.

We will bear the expense of soliciting proxies. You will need to obtain your own Internet access if you choose to access the proxy materials and/or vote over the Internet. We will reimburse banks, brokerage firms and other nominees for the reasonable out-of-pocket expenses incurred by them in forwarding soliciting materials to beneficial owners of our common stock. Our directors, officers or employees may also solicit proxies personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay them additional compensation for doing so.

Questions and Answers about the 2013 Annual Meeting

Q:	Who may vote at the meeting?

A:    Our Board set April 19, 2013 as the record date for the meeting. If you owned our common stock at the close of business on April 19, 2013, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 19, 2013, there were 61,280,315 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, we have sent you the Notice of Internet Availability or proxy materials directly.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares said to be held in “street name.” In that case, the Notice of Internet Availability or proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instructions included in the Notice of Internet Availability or proxy materials. If you do not provide voting instructions to your bank, broker or other holder of record on how to vote your shares, your shares will not be voted on any proposal on which your bank, broker or other holder of record does not have discretionary authority to vote. This is called a “broker non-vote.”

Q:	What is the quorum requirement for the meeting?

A:    A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•

have voted by telephone or by the Internet, properly submitted a proxy card or provided instructions on how to vote your shares to your bank, broker or other nominee and your bank, broker or other nominee so voted.

If you are present in person or submit a vote or proxy, but abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Broker non-votes are counted for purposes of determining whether a quorum is present at the Annual Meeting. Each proposal listed in the Proxy Statement identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the meeting?

A:    The proposals to be voted on at the meeting are:

1.	To elect five directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013; and

3.	To approve, on an advisory basis, our 2012 executive compensation.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the proxy card or voter instruction card provided by your bank, broker or other nominee will vote the shares they represent using their best judgment.

Q:	How can I vote my shares without attending the meeting?

A:    If you are a stockholder of record, you may vote by proxy in any one of the following ways: (a) vote via the Internet by accessing the proxy materials on the secured website, www.investorvote.com/SLXP, and following the voting instructions on that website; (b) vote via telephone by calling toll free 1-800-652-VOTE (8683) within the United States, US territories and Canada any time on a touch-tone telephone and following the recorded instructions; or (c) request printed copies of the proxy materials be mailed to you pursuant to the instructions provided in the Notice of Internet Availability of Proxy Materials and complete, date, sign and return the proxy card that you receive in response to your request. The Internet and telephone voting procedures are designed to authenticate stockholders’ identities by use of a control number to allow stockholders to vote their shares and to confirm that stockholders’ instructions have been properly recorded. Voting via the Internet or telephone must be completed by 11:59 p.m., Eastern Time, on June 12, 2013.

If you are a beneficial owner of shares, you may vote by following the instructions you will receive from your bank, broker or other nominee. You should follow those instructions.

Q:	How may I vote my shares in person at the meeting?

A:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2013 annual meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I change my vote after submitting it?

A:    If you are a stockholder of record, you can revoke your proxy before your shares are voted at the meeting by:

•

Filing a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615 at or before the taking of the vote at the meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other nominee. You may also vote in person at the meeting if you obtain a legal proxy giving you the right to do so.

Q:	Where can I find the voting results of the meeting?

A:    We will announce the preliminary voting results at the meeting. We will publish the final results in a Form 8-K filed with the SEC within four business days following the meeting of stockholders.

Q:	For how long can I access the proxy materials on the Internet?

A:    The Notice, Proxy Statement, proxy card and 2012 Annual Report to Stockholders for the year ended December 31, 2012 are also available in PDF and HTML format at www.salix.com/financial-investors/reports.aspx and will remain posted on this website at least until the conclusion of the meeting.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Members of our Board of Directors are elected at each annual meeting of stockholders and serve until the next annual meeting or until their respective successor has been duly elected and qualified. Our Board currently consists of John F. Chappell, Thomas W. D’Alonzo (Chairman), William P. Keane, Carolyn J. Logan and Mark A. Sirgo. All of our current directors are nominees to be elected at the 2013 annual meeting of stockholders.

If you are a stockholder of record, unless you mark your proxy card to withhold authority to vote, the proxy holders will vote the proxies received by them for the nominees. Each nominee has consented to be named in this Proxy Statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the Board to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director at the time of the meeting.

If you are a beneficial owner of shares held in street name and you do not provide your broker with voting instructions, under the rules governing brokers, your broker may not vote your shares on the election of directors. Therefore, it is important that you give your broker instructions as to how to vote your shares.

The names of our director nominees are set forth below along with information based on data they provided us as of March 4, 2013. There are no family relationships among directors, director nominees or executive officers of Salix. The business address for each nominee for matters regarding Salix is 8510 Colonnade Center Drive, Raleigh, North Carolina 27615.

Director Nominee Director Since	Age	Position(s) With Salix
John F. Chappell	76	Director
December 1993

Thomas W. D’Alonzo	69	Chairman of the Board of Directors
May 2000

William P. Keane	58	Director
January 2004

Carolyn J. Logan	64	President, Chief Executive Officer and Director
July 2002

Mark A. Sirgo	59	Director
February 2008

The Board of Directors unanimously recommends voting “FOR” the director nominees listed above.

Director Nominees

John F. Chappell has served as a member of our Board of Directors since December 1993 and was the Chairman of the Board from September 2003 until June 2010. From 1990 until his retirement in 2002, he served as founder and Chairman of Plexus Ventures LLC, a private company which specializes in business development and strategic transactions for clients in the biotechnology, pharmaceutical and drug delivery industries. Prior to founding Plexus Ventures LLC, Mr. Chappell served as Chairman, Worldwide Pharmaceuticals for SmithKline Beecham plc, now known as GlaxoSmithKline plc, or GSK, a global pharmaceutical and healthcare company, where he was responsible for the multi-billion dollar ethical pharmaceutical business with 30,000 employees worldwide. During his 28 years at SmithKline Beecham, Mr. Chappell also headed the International Consumer

Products (OTC) operations and Corporate Planning & Development. He has served as a director of the Pharmaceutical Manufacturers Association, now known as PhRMA, and the Industrial Biotechnology Association, now known as BIO. Mr. Chappell holds a B.A. degree from Harvard University and attended the Wharton School of the University of Pennsylvania

Among other experience, qualifications, attributes and skills, Mr. Chappell’s knowledge and experience in leading large organizations in the life sciences industry, being the founder and chairman of a company specializing in business development and strategic transactions for companies in the pharmaceutical industry and serving on boards of directors of pharmaceutical and biotech industry organizations led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Thomas W. D’Alonzo has served as a member of our Board of Directors since May 2000 and has been the Chairman of the Board since June 2010. From 2005 until 2012, Mr. D’Alonzo served on the board of directors of Amarillo Biosciences, Inc., a public specialty biopharmaceutical company, and Plexigen, Inc., a private diagnostics company. From March 2007 to February 2009, Mr. D’Alonzo served as the Chief Executive Officer and a director of MiMedx Group, Inc., a biomaterial materials company. From May 2006 to April 2007, Mr. D’Alonzo was Chief Executive Officer of DARA BioSciences, Inc., a specialty pharmaceutical company focused on oncology treatment and products, and he served on its board of directors from September 2005 to December 2008. From 2000 to 2007, Mr. D’Alonzo acted as an independent consultant. Prior to that, from 1996 to 1999, Mr. D’Alonzo served as President and Chief Operating Officer of Pharmaceutical Product Development, Inc., or PPD, a global provider of discovery and development services to pharmaceutical and biotechnology companies. Before joining PPD, from 1993 to 1996, he served as President and Chief Executive Officer of GenVec, Inc., a clinical-stage, biopharmaceutical company. From 1983 to 1993, Mr. D’Alonzo held positions of increasing responsibility within Glaxo, Inc., the U.S. division of GSK, a global pharmaceutical and healthcare company, including President. Mr. D’Alonzo received his B.S. in Business Administration from the University of Delaware, and his J.D. from the University of Denver College of Law.

Among other experience, qualifications, attributes and skills, Mr. D’Alonzo’s knowledge and experience in legal matters, in leading large organizations and serving on boards of directors in the life sciences industry led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

William P. Keane joined our Board of Directors in January 2004. From June 2007 to January 2010, Mr. Keane served on the board of directors of Intellect Neurosciences, Inc. a biopharmaceutical company engaged in the discovery and development of drugs to treat Alzheimer’s and other neurodegenerative disorders. From October 2002 until September 2005, Mr. Keane was the Chief Financial Officer and Corporate Secretary for Genta Incorporated, a biopharmaceutical company focused on the identification, development and commercialization of drugs for the treatment of patients with cancer. Prior to that, Mr. Keane was the Vice President-Sourcing, Strategy and Operations Effectiveness for Bristol-Myers Squibb Company, a global biopharmaceutical company, from April 2001 until October 2002. From August 2000 until April 2001, Mr. Keane was the Chief Financial Officer for Covance Biotechnology Services, now known as Diosynth RTP Inc., a drug development services company. From September 1997 until July 2000, Mr. Keane was the Vice President, Finance – Global Pharmaceutical Manufacturing for Warner-Lambert Company, a pharmaceutical company subsequently acquired by Pfizer Inc. Mr. Keane received a B.A. in Microbiology and an M.B.A. from Rutgers University.

Among other experience, qualifications, attributes and skills, Mr. Keane’s experience in accounting and auditing matters affecting the life sciences industry led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Carolyn J. Logan has served as our President and Chief Executive Officer and as a member of our Board of Directors since July 2002. She previously served as Senior Vice President, Sales and Marketing from June 2000 to July 2002. Prior to joining Salix, Ms. Logan served as Vice President, Sales and Marketing of the Oclassen Dermatologics Division of Watson Pharmaceuticals, Inc., a specialty pharmaceutical company, from May 1997 to June 2000, and as its Vice President, Sales from February 1997 to May 1997. Prior to that date, she served as Director, Sales of Oclassen Pharmaceuticals, Inc. from January 1993 to February 1997. Prior to joining Oclassen, Ms. Logan held various sales and marketing positions with Galderma Laboratories, focused on developing dermatology treatments, Ulmer Pharmacal and Westwood Pharmaceuticals, now known as Westwood-Squibb Pharmaceuticals, Inc., a subsidiary of Bristol-Myers Squibb, a global biopharmaceutical company. Ms. Logan received a B.S. degree in Biology and Dental Hygiene from the University of North Carolina at Chapel Hill.

Among other experience, qualifications, attributes and skills, Ms. Logan’s pharmaceutical sales and marketing experience and knowledge of our business led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that she should serve as a director of our Company in light of our business and structure.

Mark A. Sirgo joined our Board of Directors in February 2008. Since July 2005, Dr. Sirgo has been the President and Chief Executive Officer of BioDelivery Sciences International, Inc., a specialty pharmaceutical company, and has served in various executive positions at the company and as director of the company since August 2004. Prior to August 2004, Dr. Sirgo was the co-founder and Chief Executive Officer of Arius Pharmaceuticals, Inc., or Arius, which was acquired by BDSI in August 2004. Prior to his involvement with Arius, Dr. Sirgo spent three years as Senior Vice President of Global Sales and Marketing at Pharmaceutical Product Development, Inc., a global contract research organization, and 16 years in a variety of positions of increasing responsibility in both clinical development and marketing at Glaxo, Glaxo Wellcome, and GSK, a global pharmaceutical and healthcare company, including Vice President of International OTC Development and Vice President of New Product Marketing. Dr. Sirgo received his B.S. in Pharmacy from The Ohio State University and his Doctorate from the Philadelphia College of Pharmacy and Science.

Among other experience, qualifications, attributes and skills, Dr. Sirgo’s knowledge and experience in drug development, clinical trials and regulatory processes led to the conclusion of our Nominating/Corporate Governance Committee and of our full Board that he should serve as a director of our Company in light of our business and structure.

Vote Required

As required by our Bylaws, the elections of directors is by a plurality of the votes cast. The directors elected will be the five nominees who receive the highest number of affirmative votes of the common stock present and entitled to vote. In accordance with Delaware law, abstentions and votes withheld from any director will be counted for purposes of determining whether a quorum is present at the meeting, but will have no effect on the election of directors. Broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to this proposal and will not affect the vote on this proposal.

CORPORATE GOVERNANCE MATTERS

Information about the Board

Our Board of Directors is responsible for the general management of the Company. Our Board of Directors is currently comprised of five directors. We have historically separated the position of Chairman, currently independent director Mr. D’Alonzo, and that of Chief Executive Officer, currently Ms. Logan. While the Board believes the separation of these positions has served the Company well, and intends to maintain this separation where appropriate and practicable, the Board does not believe that it is appropriate to prohibit one person from serving as both Chairman and Chief Executive Officer. We believe our leadership structure is appropriate given the size of our Company in terms of number of employees, Mr. D’Alonzo’s experience with large organizations and boards of directors and Ms. Logan’s historical experience and understanding of our Company and industry.

Board’s Role in Risk Oversight

Our Board of Directors plays a central role in overseeing the short- and long-term risk to the Company and its shareholders. The Board administers its oversight function through discussions with management about risk factors. In addition, the Board’s committee structure enhances the Board’s risk management oversight by reviewing and approving the Company’s audit, executive compensation and corporate governance issues.

Director Independence

Our Board of Directors has determined that four of the directors are independent within the meaning of Rule 5605(a)(2) of the NASDAQ Stock Market listing rules. These persons are Messrs. Chappell, D’Alonzo, Keane and Dr. Sirgo. In addition, our former director Richard A. Franco Sr. who decided not to stand for re-election at the 2012 annual meeting, was also an independent director within the meaning of Rule 5605(a)(2) of the NASDAQ Stock Market listing rules. As part of such determination of independence, our Board has affirmatively decided that none of these four directors and one former director has any relationship with Salix that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Ms. Logan, our President and Chief Executive Officer, is the only member of management serving as a director.

Selection of Nominees for the Board of Directors

The Nominating/Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board and the selection of new directors to serve on our Board.

In carrying out its function to nominate candidates for election or re-election to our Board of Directors, the Nominating/ Corporate Governance Committee considers the mix of skills, character, judgment, career specialization, relevant technical skills and independence. While it does not have a specific written policy with regard to the consideration of diversity in identifying director nominees, the Committee does consider diversity to be an additional desirable characteristic in potential nominees. This commitment to diversity is part of our Corporate Governance Guidelines, which are available under Governance & Compliance in the About Us section on our website at www.salix.com. Fundamentally, the Committee believes that each candidate should be an individual who, among other qualities, exhibits the highest personal integrity, can represent Salix with distinction, possesses business experience relevant to Salix and places the interests of stockholders first. Each candidate should be prepared to participate fully in Board activities, including attendance at, and active participation in, meetings of the Board. Additionally, in determining whether to recommend a director for re-election, the Committee also considers the director’s past attendance at Board and committee meetings and participation in and contributions to the activities of our Board. The Committee believes it appropriate for at least one member of our Board to meet the criteria for an “audit committee financial expert” as defined by SEC rules. A majority of the members of our Board meet the definition of “independent director” within the meaning of applicable NASDAQ Stock Market listing rules.

Process for Submitting Recommendations and Nominations

The Nominating/Corporate Governance Committee is responsible for establishing the procedures for our stockholders to recommend candidates to our Board of Directors. A stockholder who wishes to recommend a director candidate for evaluation by the Committee should forward the candidate’s name and information about the candidate’s qualifications to the Chairman of the Nominating/Corporate Governance Committee, in care of the Corporate Secretary, to our headquarters located at 8510 Colonnade Center Drive, Raleigh, North Carolina, 27615. The candidate must meet the selection criteria described above and must be willing and expressly interested in serving on the board. The Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons.

Stockholders may also directly nominate a person for election to our Board of Directors by following the nomination procedures outlined in our Bylaws. These procedures require the stockholder to deliver timely notice of the director nomination in writing and in proper form to our Corporate Secretary at 8510 Colonnade Center Drive, Raleigh, North Carolina, 27615 and to provide updates and supplements to the notice at the times and in the forms required by our Bylaws. To be timely for an annual meeting, the stockholder’s notice must be delivered not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders and, accordingly, any notice for the 2014 annual meeting must be delivered no earlier than February 13, 2014 and no later than March 15, 2014. However, if the date of the 2014 annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the stockholder, to be timely, must be delivered not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting is first made. To be proper, the stockholder’s notice must contain certain prescribed information as described in more detail in Article II of our Bylaws. A copy of our Bylaws was attached as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on January 10, 2013 and is available online under Governance & Compliance in the About Us section on our website at www.salix.com.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with the NASDAQ Stock Market listing rules and is responsible for overseeing risks associated with its respective area of responsibility.

The Audit Committee’s purpose is to oversee our accounting and financial reporting principles and policies and internal audit controls and procedures, oversee our financial statements and the independent audit thereof, select, evaluate and, where deemed appropriate, replace the outside auditors and evaluate the independence of the outside auditors. The Committee is responsible for monitoring risks related to financial assets, accounting, and legal and corporate compliance. It fulfills these responsibilities by systematic, regular reviews of specific functions with support of both the internal Company personnel and independent auditors and reports the results of these reviews to the Board as appropriate. The Audit Committee currently consists of Messrs. Keane (Chairman), Chappell, D’Alonzo and Dr. Sirgo. The Board has determined that each member currently serving on the Audit Committee qualifies as an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K promulgated by the SEC.

The Compensation Committee is responsible for determining salaries, incentives and other forms of compensation for our executive officers and other employees, and administers our various incentive compensation and benefit plans to ensure sound pay practices that do not cause risks to arise that are reasonably likely to have a material adverse effect on our Company. The Compensation Committee currently consists of Dr. Sirgo (Chairman) and Messrs. D’Alonzo, Chappell and Keane.

The Nominating/Corporate Governance Committee is responsible for recommending director candidates to our Board of Directors, developing, periodically reviewing and overseeing procedures for stockholders to nominate director candidates, developing, periodically reviewing and recommending to the Board a set of corporate governance principles (including ones designed to eliminate risks in our governance structure) and administering our Code of Business Conduct. In addition, it is the policy of the Nominating/Corporate Governance Committee to meet regularly to discuss Chief Executive Officer succession plans. The Nominating/Corporate Governance Committee currently consists of Messrs. Chappell (Chairman), D’Alonzo, and Keane and Dr. Sirgo.

The charters for the Audit Committee, Compensation Committee and the Nominating/Corporate Governance Committee, which have been adopted by the Board of Directors, contain detailed descriptions of the committees’ duties and responsibilities and are available under Governance & Compliance in the About Us section on our website at www.salix.com.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of the Board of Directors regularly meet in executive session without our Chief Executive Officer or any other employees present, to evaluate the performance of management and to discuss other appropriate matters.

Information Regarding Meetings of the Board and Committees

During fiscal 2012, the Board of Directors held 13 meetings, the Audit Committee held five meetings, the Compensation Committee held three meetings and the Nominating/Corporate Governance Committee held three meetings. Each director attended all of the meetings of the Board of Directors and the committees on which he or she served that occurred during fiscal 2012.

It is our policy to strongly encourage all directors to attend the annual meetings of stockholders. All of our directors attended the 2012 annual meeting of stockholders in person.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows, including, but not limited to, Board and Committee structure and composition, Board selection, director responsibilities, director access to management, a stock retention policy and continuing director education. A copy of our Corporate Governance Guidelines is available under Governance & Compliance in the About Us section on our website at www.salix.com.

Code of Business Conduct and Code of Ethics

We have adopted a Code of Business Conduct that is designed to promote high standards of ethical conduct by our directors and employees. The Code of Business Conduct requires that our directors and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, and otherwise act with integrity and in Salix’s best interest. Our Code of Business Conduct includes a Code of Ethics for our chief executive officer, chief financial officer, chief accounting officer or controller, and persons performing similar functions for Salix.

As a mechanism to encourage compliance with the Code of Business Conduct and the Code of Ethics, we have established procedures to receive, retain and address complaints received regarding accounting or auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner directly to the Director, Compliance. The Audit Committee then reviews all such complaints regarding accounting and auditing matters.

In addition, our Board of Directors routinely reviews its own performance through Board and committee self-evaluations, as well as peer evaluations of each individual director, to ensure that the Board is acting in the best interests of Salix and its stockholders.

Our Code of Business Conduct and Code of Ethics are available for review under Governance & Compliance in the About Us section on our website at www.salix.com .

Communications with the Board of Directors

Stockholders who wish to communicate with members of the Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by the Board due to the nature or volume of the correspondence.

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young LLP (“Ernst & Young”), our independent registered public accounting firm, to audit our consolidated financial statements for the fiscal year ending December 31, 2013, and recommends that stockholders vote for ratification of such appointment. Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it believes that doing so would be in our best interests and the best interests of our stockholders. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection.

On March 9, 2011, we dismissed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm. The Company’s Audit Committee participated in and approved, and the Board of Directors ratified, this decision. The Audit Committee of the Company approved, and the Board of Directors ratified, the engagement of Ernst & Young LLP as its new independent registered public accounting firm on March 9, 2011. The Company’s Audit Committee participated in and approved this decision. During the Company’s fiscal years ended December 31, 2010 and 2009, and through March 9, 2011, the Company did not consult with Ernst & Young regarding any matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

The reports of PwC on the consolidated financial statements of the Company for the fiscal years ended December 31, 2010 and 2009 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s fiscal years ended December 31, 2010 and 2009, and through March 9, 2011, the Company did not have any disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the consolidated financial statements for such years.

During the Company’s fiscal years ended December 31, 2010 and 2009, and through March 9, 2011, no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K have occurred.

PwC has indicated to the Company that it concurs with the foregoing statements contained in the third, fourth and fifth paragraphs above as they relate to PwC and has furnished a letter to the Securities and Exchange Commission to this effect. A copy of the letter from PwC is attached as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on March 11, 2011.

Ernst & Young has audited the Company’s consolidated financial statements for the fiscal years ended December 31, 2011 and December 31, 2012.

Representatives of Ernst & Young are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of Ernst & Young as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and present or represented at the meeting. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal and will have the effect of a vote against this proposal. Because the ratification of the appointment of Ernst & Young is considered a “routine” proposal, a broker holding shares as the nominee for a beneficial owner may vote for the proposal without voting instructions and, accordingly, we do not expect there to be any broker non-votes on this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

Ernst & Young served as our independent registered public accounting firm for fiscal year 2012 and audited our consolidated financial statements for the year ended December 31, 2012. The Audit Committee of our Board of Directors has (1) reviewed and discussed with management the audited financial statements for the year ended December 31, 2012, (2) discussed with Ernst & Young the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (3) received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence. Based upon these discussions and reviews, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and filed with the SEC.

Submitted By:	THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
William P. Keane, Chairman
John F. Chappell
Thomas W. D’Alonzo
Mark A. Sirgo

Summary of Fees

Our Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the auditors, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to specified dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis. The Audit Committee may delegate its authority to pre-approve services to one or more of its members, whose activities are reported to the Audit Committee at each regularly scheduled meeting.

The following table summarizes the aggregate fees billed for professional services rendered to Salix by Ernst & Young in 2011 and 2012. A description of these various fees and services follows the table.

	2011	2012
Audit Fees	$536,000	$846,264
Audit-Related Fees	n/a	n/a
Tax Fees	256,000	32,950
All Other Fees	2,000	1,920

Total	$794,000	$881,134

Audit Fees

The aggregate fees Ernst & Young billed to us in connection with the annual audit, for the reviews of our financial statements included in the Quarterly Reports on Form 10-Q, and for other services normally provided in connection with statutory and regulatory filings, were approximately $536,000 in 2011 and approximately $846,264 in 2012.

Audit-Related Fees

Ernst & Young did not perform any audit-related services for us in 2011 and 2012, respectively.

Tax Fees

The aggregate fees Ernst & Young billed us in connection with professional services for tax compliance, tax planning and tax advice were approximately $256,000 in 2011, primarily for work on our 2010 taxes and approximately $32,950 in 2012, primarily for work on our 2011 taxes.

All Other Fees

We paid Ernst & Young an annual fee of $2,000 in 2011 and $1,920 in 2012, for a computer program used to research technical accounting issues.

The Audit Committee approved 100% of the Audit Fees, Tax Fees, and All Other Fees described above.

PROPOSAL THREE

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) requires us to submit to the stockholders a non-binding vote on executive compensation at least once every three years. As our Board recommended in 2011, we are giving you the opportunity to have such a vote annually. While the vote on executive compensation is nonbinding and solely advisory in nature, our Board of Directors and the Compensation Committee value the opinion of our stockholders and will review the voting results and seek to determine the causes of any significant negative voting result to better understand issues and concerns not previously presented.

Executive compensation is an important matter for our stockholders. The core of our executive compensation philosophy and practice continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and stockholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our stockholders. Compensation of our executive officers is designed to enable us to attract and retain talented and experienced senior executives to lead us successfully in a competitive environment.

The compensation of the named executive officers is described on pages 16-28, including the Compensation Discussion and Analysis, or CD&A, on pages 16-23. The CD&A section of this proxy statement provides additional details on our executive compensation, including our compensation philosophy and objectives and the fiscal 2012 compensation of the Named Executive Officers.

Vote Required

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares entitled to vote on, and who vote for or against, the proposal. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal and will have the effect of a vote against this proposal. Broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to this proposal and will not affect the vote on this proposal.

We are asking stockholders to vote on the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Named Executive Officers as disclosed in the proxy statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table for fiscal 2012 and the other related tables and disclosures).”

As indicated above, the stockholder vote on this resolution will not be binding on us or on the Board of Directors, and will not be construed as overruling any decision by us or by the Board of Directors. The vote will not be construed to create or imply any change to our fiduciary duties or those of the Board, or to create or imply any additional fiduciary duties for us or the Board of Directors.

Recommendation

The Board of Directors unanimously recommends that stockholders vote “FOR” our 2012 executive compensation.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:	THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Mark A. Sirgo, Chairman
Thomas W. D’Alonzo
William P. Keane
John F. Chappell

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and Objectives

We compete in an aggressive and dynamic industry and, as a result, believe that finding, motivating and retaining quality employees, particularly senior managers, sales, marketing and development personnel, are key factors to our future success. The Compensation Committee’s compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our performance, either directly in the form of annual cash incentive payments, or indirectly in the form of equity awards granted to employees.

The primary objectives of our executive compensation policies include the following:

•	To attract, motivate and retain a highly qualified executive management team;

•

To link executive compensation to corporate objectives, including product development, revenue, earnings and business development goals, as well as to define individual management objectives established by the Committee;

•	To compensate competitively with the practices of similarly situated specialty pharmaceutical companies; and

•	To create management incentives designed to enhance stockholder value.

To achieve these objectives, the Committee seeks to design our executive compensation program and set compensation levels for the Named Executive Officers (“NEOs”) that are comparable to those of other companies with whom we compete for executive talent. The Committee uses both objective and subjective criteria to evaluate Salix and individual performance and set compensation. This approach allows the Committee to exercise discretion and not rely solely on rigid formulas and quantitative analyses. The Committee generally targets compensation between the 50th and 75th percentile of our peer companies. Through a discretionary annual cash incentive plan, the Committee seeks to reward outstanding performance, incentivize future achievement and assist in attracting and retaining our executive officers. We also provide long-term compensation in the form of restricted stock grants. The Committee believes restricted stock awards allow the Named Executive Officers to participate in our long-term success, align their long-term interests with those of our stockholders, reward for past performance and incentivize future performance, and help retain talented executive management personnel.

Compensation Committee

The Compensation Committee of our Board of Directors currently is composed of independent directors, Dr. Sirgo (Chair) and Messrs. D’Alonzo, Chappell and Keane. The Committee is responsible for reviewing, approving and recommending to the Board our compensation practices, including executive salary levels and variable compensation programs.

Compensation Consultant

Each year the Compensation Committee engages Radford, an Aon Hewitt company as an independent compensation consultant to provide advice, research and evaluation related to executive compensation. Radford is a subsidiary of Aon plc (“Aon”). Radford provides the Committee with competitive market pay analyses including compensation measurement services, peer group proxy data studies and market trends and current best practices. In this capacity, the Committee utilizes reports and analyses prepared by Radford, including the Radford Global Life Sciences Survey for the Committee’s approved group of peer companies. Radford has acted as the Committee’s independent compensation consultant since 2006. The Compensation Committee assessed the independence of Radford considering the factors enumerated in Rule 10C-1(b) under the Exchange Act and concluded that no conflict of interest exists that would prevent Radford from independently representing the Committee.

The Company has also retained the services of Aon, which is a leading provider of insurance and risk management services, in certain ongoing insurance broker roles. In 2012, Radford received $9,100 in fees for its compensation consulting work done on behalf of the Committee and Aon received $366,338 in fees for insurance brokerage services performed on behalf of the Company at the request of management. The Committee was advised in 2012 of the insurance broker services that Aon performed for the Company but did not specifically approve these other services.

Radford and Aon have developed safeguards to promote the independence of its executive compensation consulting advice. These independence policies include: (i) confidentiality requirements, a code of conduct and a policy against investing in client organizations; (ii) management of multiservice client relationships by separate account executives; (iii) defined engagements with compensation committees that are separate from any other services provided; (iv) segregation of executive compensation services into a separate business unit; (v) no incentives for cross-selling of services and no compensation rewards based on other results; (vi) no offers of more favorable terms for companies that retain Aon for additional services; and (vii) consulting work limited to boards, compensation committees and companies, with no representation of individual executives in any capacity.

Our management recommended to the Compensation Committee that we continue to engage Radford for compensation survey data and ad hoc compensation consulting services beyond executive and board compensation work because management believes that Radford remains the leader in providing those services in the biotechnology and pharmaceutical industries.

The Compensation Committee regularly evaluates the nature and scope of the services provided by Radford. The Compensation Committee approved the fiscal 2012 executive and director compensation consulting services described above.

Sources of Information

The Committee relies on Radford’s advice, research, and evaluation in overseeing our compensation program. In addition, the Committee relies on the experience and knowledge that the Committee members, Salix and its senior management have gained over the years from the administration of compensation programs, and seeks input from the Chief Executive Officer on the performance of the other Named Executive Officers and on recommendations for their compensation levels. The Compensation Committee uses information from these sources each year to assist it in evaluating the competitiveness of our executive compensation programs, setting compensation levels for the Named Executive Officers and meeting the Committee’s stated compensation objectives.

In determining compensation for the Chief Executive Officer, the Committee considers, among other things, comparative financial and compensation data of selected peer companies. With respect to executive officers other than the Chief Executive Officer, in addition to comparative peer company data, the Compensation Committee considers the recommendations for such individuals’ salaries presented by the Chief Executive Officer and the reasons for those recommendations.

The Compensation Committee believes that our compensation programs for the executive officers are competitive and appropriately designed to attract and retain key employees, reward superior performance and promote long-term stockholder value. The Committee plans to continue to review the compensation payable to our executive officers, periodically evaluate our compensation practices with the assistance of an independent compensation consultant and make any changes it deems appropriate to our compensation structure to ensure that the programs are designed and implemented to achieve the Company’s compensation philosophy and objectives described above.

Peer Group Compensation Data

As noted above, an important component of our executive compensation analyses is a comparison of our executive compensation to that paid by a group of peer companies. It is only one component we use to evaluate our compensation programs and set compensation levels. However, we believe it is a useful tool because we compete with the peer companies for executive talent. With the assistance of Radford, we have identified a peer group consisting of other life sciences companies that are generally comparable in size to us based on revenue, net income and market capitalization. We periodically review the peer group for changes resulting from mergers, acquisitions, bankruptcies, going-private transactions and other changes in strategic focus or circumstances, removing from the list any companies that no longer fit the relevant criteria and adding any new ones that do. For purposes of compensation decisions made in 2012, our peer group of companies, updated in 2012, consisted of the following:

Acorda Therapeutics, Inc.	Myriad Genetics, Inc.
Alexion Pharmaceuticals, Inc.	Onyx Pharmaceuticals, Inc.
Alkermes, Inc.	Questcor Pharmaceuticals, Inc.
Auxilium Pharmaceuticals, Inc.	Regeneron Pharmaceuticals, Inc.
BioMarin Pharmaceutical Inc.	Seattle Genetics, Inc.
Cubist Pharmaceuticals, Inc.	The Medicines Company
Endo Health Solutions Inc.	Theravance, Inc.
Incyte Corporation	United Therapeutics Corporation
Jazz Pharmaceuticals plc	Vertex Pharmaceuticals Incorporated
Medivation, Inc.	ViroPharma Incorporated

Say on Pay Vote

At our 2012 Annual Meeting of Stockholders, Salix’s stockholders had the opportunity to cast an advisory “say on pay” vote on our executive compensation practices and policies, and more than 95% of the votes cast approved the compensation of Salix’s Named Executive Officers as disclosed in the proxy statement for that meeting. Salix’s Board of Directors, and the Compensation Committee in particular, considered this overwhelming support, as well as the executive compensation programs of our peer group of companies, our past operating performance and planned strategic initiatives, in making the determination that the fundamental characteristics of the company’s executive compensation program should remain intact for 2013.

2012 Performance Objectives and Achievement

Our 2012 corporate objectives included the following corporate compliance, financial, sales, research and development, and business development goals. We believe that we set achievable but challenging target levels and objectives.

Corporate Compliance Objectives and Achievement

We targeted a high level of corporate compliance, via training, testing and auditing, among other activities, to ensure corporate integrity, which we believe is critical in our industry.

We believe we achieved our compliance goals by, among other things, implementing system changes and training in order to be compliant with the federal Physicians Payment Sunshine Act, although the final regulations were not issued until 2013, as well as implementing the various provisions of the Patient Protection and Affordability Care Act, which is ongoing.

Financial Objectives and Achievement

Our financial goals included achieving net sales and income before tax, without giving effect to charges related to in-licenses and acquisitions (“Adjusted Income”), in line with publicly announced projections, namely net sales of approximately $735.0 million and Adjusted Income of approximately $200.0 million.

We exceeded these goals, with net sales of $735.4 million, a 36% increase over 2011, and Adjusted Income from Operations of $257.0 million.

In addition, we closed an offering of $690 million in convertible debt to strengthen our financial position. We eliminated a borrowing restriction under our 2028 Senior Notes and repurchased or converted into common stock $47.5 million of these Senior Notes during 2012.

Sales Objectives and Achievement

Sales goals for 2012 focused on the number of milligrams of rifaximin prescribed, as well as the number of prescriptions of our purgatives (MoviPrep and OsmoPrep), Apriso, Relistor and newly acquired Solesta.

We exceeded these goals in aggregate, with, as noted above, $735.4 million in net sales aided by 14.5 billion milligrams of rifaximin prescribed, as well as 1.8 million purgative prescriptions, 395,000 Apriso prescriptions and 57,000 Relistor prescriptions. We did not achieve our prescription goal for Solesta.

Research and Development Objectives and Achievement

During 2012 we also achieved most of our research and development goals, including initiating the Phase 3 retreatment study for Xifaxan as a treatment for IBS, and initiating post-marketing clinical trials for Xifaxan for Hepatic Encephalopathy. In addition, we received FDA marketing approval for Fulyzaq (crofelemer) for the symptomatic relief of non-infectious diarrhea in adult patients with human immunodeficiency virus (HIV)/ acquired immune deficiency syndrome (AIDS) on anti-retroviral therapy (ART). Fulyzaq is the first oral botanical drug approved by the FDA. We also received FDA approval for GIAZO (balsalazide disodium) 1.1 g tablets for the treatment of mildly to moderately active ulcerative colitis in male patients 18 years of age and older. We submitted our first regulatory submission in Canada for Xifaxan550. Our research and development goal with respect to Relistor was not achieved as a result of the Complete Response Letter received from the FDA in July. Patient enrollment in our IBS study and our Budesonide studies fell slightly short of our goals.

Business Development Objectives and Achievement

Finally, our 2012 business development goals focused on implementing a comprehensive strategy for rifaximin, including licensing activities, strengthening our patent portfolio, exploring formulation innovations and other strategic alternatives.

We believe we substantially achieved all these goals, including the in-license of an extended intestinal release formulation of rifaximin that we plan to study in Crohn’s Disease through our amended licensing and supply agreements with Alfa Wassermann, S.p.A. In 2012, we had 32 patents issued on our product portfolio, including eleven on rifaximin.

Summary

We believe that Salix’s achievements in 2012 in the financial, sales and research and development and business development areas, in particular our growth in revenue and profitability, provided significant value to our stockholders and merits the compensation we paid our Named Executive Officers. In addition, we believe Salix’s achievements in 2012 provide an excellent foundation for future new product introductions and indications, as well as continued sustainable growth in revenue and profitability. As evidence of that achievement, annual cash incentive payments based on achievement, as discussed below, were approximately 110% of target for 2012 compared to 120% for 2011, and 115% of target for 2010.

Analysis of Specific Compensation Programs

Base Salary

The base salary for the Chief Executive Officer for the year ended December 31, 2012 was reviewed by the Compensation Committee which considered, among other things, the extent to which we achieved our pre-established corporate objectives for 2012 discussed above, individual performance, and comparative financial and compensation data of our peer group of companies. The base salaries of each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2012 were reviewed by the Compensation Committee, which considered, among other things, the recommendation of the Chief Executive Officer, the extent to which we achieved our pre-established corporate objectives for 2012 discussed above, the executive’s position, his or her individual performance, and data from our peer group of companies.

The Compensation Committee approved the following base salary increases in 2012 and 2013 for the executive officers named in the Summary Compensation Table. All adjustments are effective as of January 1 of the relevant year. Factors influencing Ms. Logan’s increase in 2013 include her overall leadership of the Company to a successful year, especially with regard to increasing revenue and profitability. Factors influencing Mr. Derbyshire’s increase in 2013 include his leadership of the finance department and significant contributions in 2012 in finance and investor relations, completing the $690 million convertible note offering, the successful integration of the Oceana acquisition, and assisting us to achieve our financial projections. In addition, Mr. Derbyshire managed our Legal and Quality functions as a result of our current vacancy at General Counsel. Factors influencing Dr. Forbes’s increase in 2013 include his leadership of our development and medical functions, initiating the Phase 3 retreatment study for rifaximin as a treatment for IBS, as well as receiving FDA approval for Fulyzaq and Giazo. Factors influencing Mr. Scruggs’s base salary increase in 2013 include his leadership of business development in our growing company, including oversight of the amended licensing and supply agreements with Alfa Wassermann, S.p.A. which included the in-license of an extended intestinal release formulation of rifaximin that we plan to study in Crohn’s Disease. In addition, Mr. Scruggs leads our trade activities, manages relationships with our various partners and our sales and marketing activities outside the United States.

	2011 Salary ($)	Salary Adjustment for 2012		2012 Salary ($)	Salary Adjustment for 2013		2013 Salary ($)
Name		($)	(%)		($)	(%)
Carolyn J. Logan	$802,006	$32,080	4.0%	$834,086	$33,364	4.0%	$867,450

Adam C. Derbyshire	451,984	18,079	4.0	470,063	18,803	4.0	488,866

William P. Forbes	431,208	17,248	4.0	448,456	17,939	4.0	466,395

Rick D. Scruggs	404,000	16,160	4.0	420,160	16,806	4.0	436,966

We believe that Mr. Derbyshire, Dr. Forbes and Mr. Scruggs have performed at a very high level for a number of years, and received base salaries under our stated goal of paying between the 50th and 75th percentiles of comparable officers at comparable companies. We also compare these amounts, both before and after increases, to base salaries for comparable officers at the peer companies identified above.

Annual Cash Incentive Payments

In consultation with our independent compensation consultant Radford and based in part on information for the peer companies described above and industry data, Salix has a comprehensive matrix tying each employee’s title or level within the organization to ranges of compensation, including a potential annual cash incentive payment, which is a given percentage of base salary for each level. The 2012 target cash incentive payments for our Named Executive Officers, as a percentage of base salary and in dollars, were: Ms. Logan, 100% or $834,068; Mr. Derbyshire, 55% or $258,535; Dr. Forbes, 55% or $246,651; and Mr. Scruggs, 55% or $231,088. These target cash incentives are set at 75% of peer company incentive payments based on information provided by Radford and recently filed proxy statements. We do not set threshold or maximum cash incentive payment amounts. There are target maximum cash incentive payments of 125% of base salary for Ms. Logan and 68.75% of base salary for the other NEOs, however the Compensation Committee has discretion to exceed the target maximums to reward exemplary performance. The actual annual cash incentive payments to each of the Named Executive Officers, other than the Chief Executive Officer, for the year ended December 31, 2012 are based, in the discretion of the Compensation Committee, upon achievement relative to 2012 corporate objectives, as described above. The Compensation Committee also takes into account company and individual performance in determining awards for Named Executive Officers in addition to data from our peer group of companies related to total compensation. The Committee solicits and considers the recommendations of the Chief Executive Officer in this area for the other Named Executive Officers.

As discussed above, in determining the bonus for the Chief Executive Officer, the Committee primarily considers achievement relative to 2012 corporate objectives, and also considers individual performance and data from our peer group of companies. Due to the performance of Ms. Logan in managing Salix during 2012, in April 2013, she received a cash incentive payment of $917,495, with $354,500 of that incentive payment paid in December 2012. Likewise, we paid Mr. Derbyshire a cash incentive payment of $310,242, with $129,300 of that incentive payment paid in December 2012, Dr. Forbes one of $298,648, with $123,400 of that incentive payment paid in December 2012, and Mr. Scruggs one of $270,751, with $115,600 of that incentive payment paid in December 2012. In determining the amounts of these payments, we also considered the importance of Ms. Logan and our other key employees being retained and motivated to implement our long-term strategic plan to expand our revenue base primarily by means of the development of additional products and potential product acquisitions.

Long-Term Equity Incentives

We currently issue equity compensation under our 2005 Stock Plan, as amended. We also still have outstanding options under our 1996 Stock Option Plan and equity compensation plans assumed when we acquired InKine Pharmaceutical Company, Inc. in September 2005, specifically InKine’s 2004 Equity Compensation Plan, 1999 Equity Compensation Plan, 1997 Consultant Stock Option Plan and 1993 Stock Option Plan.

We grant executive officers and other eligible persons long-term equity incentives under our 2005 Stock Plan. In awarding equity incentives, the Compensation Committee reviews an executive officer’s duties and responsibilities, the value of the executive officer’s services, and the executive officer’s present and potential contribution to our success.

Beginning in 2006, the Compensation Committee decided to award shares of restricted stock, instead of options, to our executive officers as incentives, and we implemented a restricted stock grant program under the 2005 Stock Plan. The Compensation Committee generally bases the number of restricted shares granted to each executive officer on a dollar value for the individual executive officer divided by the 30-day average closing price of our stock prior to the grant date. The dollar value for each executive officer is determined based on the officer’s level within the Company as described above, in that it is equal to his or her potential annual cash incentive payment, times a multiplier that generally increases as the employee’s level within the organization increases. We apply a multiplier because restricted stock grants are long-term incentive awards intended to motivate and reward performance over multiple years. For 2012, Ms. Logan’s multiplier was 5.00, and each other executive officer’s was between 3.75 and 4.00. The Committee takes existing awards held by executives into account in making grants, although it has not historically changed the amount of any grant as a result. We grant restricted stock to all of our employees on a similar basis. We decided to award shares of restricted stock instead of options because we believe awards of restricted stock have clearer and less onerous accounting implications than options. Grants that vest over time provide a particularly strong incentive because they become more valuable to employees as the fair market value of the common stock increases. Employees must remain employed for a fixed period of time, generally three or four years, in order for the shares to vest fully, and with no vesting at all until the first anniversary of the vesting commencement date for annual grants or the first anniversary of the first of the month of hire for new hire grants. In addition, because the grants of restricted stock have some value even if our stock price decreases, we can grant fewer shares compared to option grants, resulting in less potential dilution to our stockholders. Finally, we believe that granting stock supports our culture of ownership at Salix and is an important element in maintaining strong employee morale and retention.

As an additional mechanism to encourage long-term performance, which we believe is in stockholder interests, we have a policy that senior staff (namely, our Chief Executive Officer and all personnel reporting directly to her) retain at least 30% of the after-tax value of their restricted stock equity awards until no longer employed by Salix. Historically, each of our executive officers has met this standard at least beginning upon the first vesting date after becoming an executive officer. In making its determination on awarding restricted stock to executive officers, the Compensation Committee considers data about equity compensation from our peer companies, the executive’s position, his or her individual performance, existing equity awards held by the executive and other relevant factors, including the overall performance of Salix and impact upon stockholders. Historically, our grants of restricted stock have kept overall compensation of our executive officers in our targeted range between the 50th and 75th percentiles of peer companies, as described above.

Based on these criteria, in April 2012, the Compensation Committee granted 85,054 shares of restricted stock to Ms. Logan, 21,711 shares of restricted stock to Mr. Derbyshire, 20,713 shares of restricted stock to Dr. Forbes and 19,406 shares of restricted stock to Mr. Scruggs to reward performance in 2011. These grants represented approximately 100% of target grants, based on achievement at that date against corporate objectives, and were comparable to grants made to all employees, based on individual performance and our desire to incentivize employees. These grants vest in equal amounts over four years, subject to continued employment. Based on the same criteria discussed above relating to our Company performance in 2012, in April 2013 we granted Ms. Logan 94,199 shares, Mr. Derbyshire 24,421 shares, Dr. Forbes 23,741 shares and Mr. Scruggs 21,354 shares. Like the average of those granted Company-wide, these grants represent approximately 118% of targeted grants and vest in equal installments on January 1, 2014, 2015, 2016 and 2017. Although these grants reward performance in 2012, these grants will be reported in the Summary Compensation Table for 2013.

Stock Retention Guidelines

As noted above, in an effort to more closely align the interests of our senior staff, including executive officers, with those of our stockholders, we have implemented a stock retention policy set forth in our Corporate Governance Guidelines whereby each member of our senior staff must retain 30% of any equity awards issued to him or her, net of any income taxes owed thereon, until such person is no longer employed by Salix.

Other Compensation

The Company provides severance benefits upon a change in control of the Company as described in more detail below under the heading “Employment Agreements and Change in Control Arrangements,” a 401(k) retirement savings plan with matching contributions from the Company, a group health plan and group term life insurance. The Company generally does not provide perquisites to its executive officers or maintain supplemental retirement programs for its Named Executive Officers because the Committee believes that the existing compensation arrangements adequately compensate them and allow them to plan for their retirement.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to the Chief Executive Officer and to each of the Named Executive Officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meets certain conditions, including being performance-based. In addition, compensation paid to the Company’s Named Executive Officers is intended to satisfy the requirements of Section 409A and the Treasury Department guidance and regulations issued thereunder to avoid the imposition of additional taxes and penalties. The Committee did not make any specific adjustments to Named Executive Officer compensation in 2012 as a result of tax considerations.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning the compensation awarded to, earned by, or paid for services rendered to us and our subsidiaries in all capacities during the years ended December 31, 2010, 2011 and 2012 by our (1) principal executive officer, (2) principal financial officer and (3) other executive officers whose total compensation exceeded $100,000 during the year ended December 31, 2012. The officers listed on the table set forth below are referred to collectively in this Proxy Statement as the “Named Executive Officers.”

Name and Principal Position	Year	Salary($)	Stock Awards($)(1)	Non-Equity Incentive Plan Compensation($)(2)	All Other Compensation($)(3)	Total($)
Carolyn J. Logan President and Chief Executive Officer	2012	$834,086	$4,169,347	$917,495	$14,814	$5,935,742
	2011	802,006	3,392,549	818,046	14,440	5,027,041
	2010	771,160	2,409,986	601,505	14,589	3,797,240

Adam C. Derbyshire	2012	470,063	1,064,273	310,242	12,060	1,856,638
Executive Vice President,	2011	451,984	969,679	298,309	11,835	1,731,807
Finance and Administration and Chief Financial Officer	2010	426,400	717,555	266,500	11,835	1,422,290

William P. Forbes	2012	448,456	1,015,351	298,648	12,492	1,774,947
Executive Vice President,	2011	431,208	847,997	284,597	12,267	1,576,069
Research and Development and Chief Development Officer	2010	406,800	553,422	244,080	11,835	1,216,137

Rick D. Scruggs(4)	2012	420,160	951,282	270,751	11,635	1,653,828
Executive Vice President, Business Development	2011	404,000	421,421	266,640	12,267	1,104,328

(1)	Restricted stock awards are generally granted to the Named Executive Officers in the first half of the year. The reported amounts represent the aggregate grant date fair value of the awards computed in accordance with Financial Accounting Standards Board Account Standards Codification Topic 718, Stock Compensation, as modified or supplemented, or FASB ASC Topic 718. Restricted stock awards granted to the Named Executive Officers in 2010 and 2011 and 2012 vest in equal amounts annually on the anniversary of their vesting commencement date over four years, subject to continued employment. Ms. Logan, Mr. Derbyshire, Dr. Forbes and Mr. Scruggs had 209,493; 58,689; 50,735 and 38,633 shares respectively of unvested restricted stock outstanding as of December 31, 2012.
(2)	All payments reported in this column were paid in the discretion of the Compensation Committee based, in part, upon achievement against 2010, 2011 and 2012 corporate objectives set in February 2010, February 2011 and February 2012, respectively.
(3)	Consists of the following for each Named Executive Officer

Name	Year	401(k) Company Match	Group Term Life Premiums
Carolyn J. Logan	2012	$11,250	$3,564
	2011	11,025	3,415
	2010	11,025	3,564

Adam C. Derbyshire	2012	11,250	810
	2011	11,025	810
	2010	11,025	810

William P. Forbes	2012	11,250	1,242
	2011	11,025	1,242
	2010	11,025	810

Rick D. Scruggs	2012	10,393	1,242
	2011	11,025	1,242

(4)	Mr. Scruggs became an executive officer in 2011

GRANTS OF PLAN-BASED AWARDS FOR 2012

The following table provides information regarding grants of plan-based awards made to our Named Executive Officers in 2012. All shares of restricted stock granted to the Named Executive Officers in 2012 were granted in the discretion of the Company’s Compensation Committee under our 2005 Stock Plan. For a discussion of the 2005 Stock Plan and the grants made thereunder, see “Compensation Discussion and Analysis.”

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)						All Other Stock Awards; Number of Shares of Stock or Units(#)(2)	Grant Date Fair Value of Stock(3)
Name	Grant Date	Threshold		Target		Maximum
Carolyn J. Logan	4/26/12	$	n/a	$	n/a	$	n/a	85,054	$4,169,347
	2/23/12		0		834,086		1,042,608
Adam C. Derbyshire	4/26/12		n/a		n/a		n/a	21,711	1,064,273
	2/23/12		0		258,535		323,169
William P. Forbes	4/26/12		n/a		n/a		n/a	20,713	1,015,351
	2/23/12		0		246,651		308,314
Rick D. Scruggs	4/26/12		n/a		n/a		n/a	19,406	951,282
	2/23/12		0		231,088		288,860

(1)	Reflects threshold, target and maximum payments possible under 2012 corporate objectives bonus plan. The 2012 target bonuses for our Named Executive Officers were based on a percentage of their annual salaries as follows: Ms. Logan – 100%, Mr. Derbyshire – 55%, Dr. Forbes – 55% and Mr. Scruggs – 55%. The maximum bonus payments for our Named Executive Officers for 2012 were targeted at 125% of annual salary for Ms. Logan, 68.75% for Mr. Derbyshire, 68.75%, for Dr. Forbes and 68.75% for Mr. Scruggs. However, the Compensation Committee retains the authority to exceed that amount for exemplary performance. Actual payments made in December 2012 and April 2013 are reflected in the Summary Compensation Table above.
(2)	All grants of restricted common stock vest annually in four equal installments beginning on January 2, 2013, subject to continued employment.
(3)	The grant date fair value of the restricted stock awards is calculated in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR END

The following table contains information concerning unexercised stock options and shares of restricted stock that have not vested for the Named Executive Officers as of December 31, 2012.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable(#)	Number of Securities Underlying Unexercised Options Unexercisable(#)(1)	Option Exercise Price($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(2)
Carolyn J. Logan	44,000	—	$17.63	07/01/2015	209,493	(3)	$8,478,182
	33,750	—	18.87	07/01/2014
	65,625	—	18.87	07/01/2014
Adam C. Derbyshire	20,000	—	17.63	07/01/2015	58,689	(4)	2,375,144
	30,000	—	18.87	07/01/2014
William P. Forbes	6,250	—	17.63	07/01/2015	50,735	(5)	2,053,245
	44,200	—	17.53	01/01/2015
Rick D. Scruggs	—	—	—	—	38,633	(6)	1,563,478

(1)	On December 30, 2005, our Board of Directors accelerated the vesting on all outstanding stock options.
(2)	Market value is computed by multiplying the number of restricted shares by $40.47, the closing price of our common stock on the NASDAQ Global Select Market on December 31, 2012, the last trading day of the year.
(3)	The unvested portion of Ms. Logan’s awards will vest as follows: 23,554 restricted shares will vest on July 1, 2013; 32,780 restricted shares will vest in two equal annual installments beginning on July 1, 2013; 68,105 restricted shares will vest in three equal annual installments beginning on January 2, 2013; and 85,054 restricted shares will vest in four equal annual installments beginning on January 2, 2013.
(4)	The unvested portion of Mr. Derbyshire’s awards will vest as follows: 7,752 restricted shares will vest on July 1, 2013; 9,760 restricted shares will vest in two equal annual installments beginning on July 1, 2013; 19,466 restricted shares will vest in three equal annual installments beginning on January 2, 2013; and 21,711 restricted shares will vest in four equal annual installments beginning on January 2, 2013.
(5)	The unvested portion of Dr. Forbes’s awards will vest as follows: 5,472 restricted shares will vest on July 1, 2013; 7,527 restricted shares will vest in two equal annual installments beginning on July 1, 2013; 17,023 restricted shares will vest in three equal annual installments beginning on January 2, 2013; and 20,713 restricted shares will vest in four equal annual installments beginning on January 2, 2013.
(6)	The unvested portion of Mr. Scruggs’s awards will vest as follows: 5,472 restricted shares will vest on July 1, 2013; 5,295 restricted shares will vest in two equal annual installments beginning on July 1, 2013; 8,460 restricted shares will vest in three equal annual installments beginning on January 2, 2013; and 19,406 restricted shares will vest in four equal annual installments beginning on January 2, 2013.

OPTION EXERCISES AND STOCK VESTED IN 2012

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)(1)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)(2)
Carolyn J. Logan	318,751	$14,892,430	62,647	$3,260,897
Adam C. Derbyshire	120,000	4,388,929	19,122	998,239
William P. Forbes	15,800	529,236	14,912	774,411
Rick D. Scruggs	—	—	10,940	576,990

(1)	Value represents market value at date of exercise less the exercise price.
(2)	Value represents market value on the date of vesting.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

Under their employment agreements, Ms. Logan, Mr. Derbyshire, Dr. Forbes and Mr. Scruggs currently have annual salaries of $867,450, $488,866, $466,395 and $436,966, respectively. Each officer may be given a cash bonus at the discretion of the Compensation Committee under our annual incentive compensation plans discussed above. Each agreement prohibits the officer from entering into employment with any direct competitor and from soliciting any employee of Salix to leave Salix while the agreement is in effect and for one year after termination of the agreement.

The agreements have no set term. The current employment agreement of each officer will remain in effect until (1) we terminate the officer, whether for “reasonable cause” or not (“reasonable cause” includes when the officer commits gross negligence, fraud, dishonesty or willfully violates any significant written policy of Salix, when the officer is convicted of a felony or certain serious crimes, when the officer willfully fails to perform his or her duties, fails to cooperate in a legitimate investigation or intentionally acts in conflict of interest with respect to Salix), (2) the officer terminates, whether for “good reason” or not (“good reason” includes diminution in duties, a reduction in the officer’s salary or benefits, failure to pay the officer due compensation, relocation of the officer or any material breach by Salix of the agreement), or (3) the officer’s death or incapacitating disability.

Potential Payments Upon Termination/Change in Control

In the event of termination by us without reasonable cause or by the officer with good reason, the officer under his or her current employment agreement will be paid his or her then monthly salary for 24 months for Ms. Logan, and 18 months for each of Mr. Derbyshire, Dr. Forbes and Mr. Scruggs. In such event, the officer may also be paid a pro rata portion of his or her bonus, if any, for the year in which termination occurs, as the Compensation Committee determines. In addition, we will pay the officer for the same period of time as they receive monthly salary, all benefits to which he or she was entitled at the time of termination. Under our 2005 Stock Plan, unvested shares of restricted stock are forfeited to Salix when the officer is terminated by us without reasonable cause or resigns with good reason. If a severance payment had been triggered on December 31, 2012, the Company would have been obligated to pay Ms. Logan $1,668,172 in salary and $449 per month in benefits for 24 months, and, in addition, in our discretion she would have been eligible to receive up to an $886,216 bonus. If a severance payment had been triggered on December 31, 2012, we would have been obligated to pay Mr. Derbyshire $705,095 in salary and $968 per month in benefits for 18 months, and, in addition, in our discretion he would have been eligible to receive up to a $323,168 bonus. If a severance payment had been triggered on December 31, 2012, we would have been obligated to pay Dr. Forbes $672,684 in salary and $1,415 per month in benefits for 18 months, and, in addition, in our discretion he would have been eligible to receive up to a $308,314 bonus. If a severance payment had been triggered on December 31, 2012, we would have been obligated to pay Mr. Scruggs $630,240 in salary and $1,415 per month in benefits for 18 months, and, in addition, in our discretion he would have been eligible to receive up to a $288,860 bonus.

In the event of termination by us without reasonable cause or by the officer with good reason, in each case within 12 months after a change in control of Salix (defined in the current employment agreements as any sale, transfer, merger, and/or similar disposition of Salix’s business, whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), Ms. Logan, Mr. Derbyshire, Dr. Forbes and Mr. Scruggs will be paid their base salary as of the date of termination for a period of 36 months for Ms. Logan and 30 months for the others under their current employment agreements. In addition, each NEO will be paid a bonus equal to a multiple of the maximum annual bonus target—two times for Ms. Logan and one and one-half times for the others. Also, under their current employment agreements, Ms. Logan will be paid benefits for 36 months and the others will be paid benefits for 30 months.

Under our 2005 Stock Plan, in the event of a change in control (as defined in the 2005 Stock Plan), unvested shares of restricted stock granted before June 18, 2009 immediately accelerate upon a change in control. However, unvested shares of restricted stock granted on or after June 18, 2009 that are not assumed by the acquiror upon a change in control only accelerate if, within three years following the change in control, the participant’s employment with Salix or any of its subsidiaries is terminated without “cause” or the participant resigns for “good reason,” as defined in the award agreements.

If a severance payment following a change in control had been triggered on December 31, 2012, Salix would have been obligated to pay Ms. Logan $2,502,258 in salary and $449 per month in benefits for 36 months, and, in addition a $1,772,433 bonus. If a severance payment following a change in control had been triggered on December 31, 2012, we would have been obligated to pay Mr. Derbyshire $1,175,158 in salary and $968 per month in benefits for 30 months, and, in addition a $484,752 bonus. If a severance payment following a change in control had been triggered on December 31, 2012, we would have been obligated to pay Dr. Forbes $1,121,140 in salary and $1,415 per month in benefits for 30 months, and, in addition a $462,470 bonus. If a severance payment following a change in control had been triggered on December 31, 2012, we would have been obligated to pay Mr. Scruggs $1,050,400 in salary and $1,415 per month in benefits for 30 months, and, in addition a $433,290 bonus, In addition, if a severance payment following a change in control had been triggered on December 30, 2012 (the last trading day of the year), when our stock price was $40.47, 209,493 shares of Ms. Logan’s restricted stock would accelerate (valued at $8,478,182), 58,689 shares of Mr. Derbyshire’s restricted stock would accelerate (valued at $2,375,144), 50,735 shares of Dr. Forbes’s restricted stock would accelerate (valued at $2,053,245) and 38,633 shares of Mr. Scruggs’s restricted stock would accelerate (valued at $1,563,478). Except as described above, none of the NEOs are entitled to any severance or other payments upon a termination of employment or change in control.

Compensation Risk Assessment

The Compensation Committee has reviewed the Company’s current compensation policies and practices, and believes that, in light of their overall structure, the risks arising from such compensation policies and practices are not reasonably likely to have a material adverse effect on the Company

DIRECTOR COMPENSATION FOR 2012

The following table sets forth all compensation paid by us to our non-employee directors for the fiscal year ended December 31, 2012.

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Total($)
John F. Chappell	$102,500	$216,819	—	$319,319
Thomas W. D’Alonzo	129,500	216,819	—	346,319
William P. Keane	109,000	216,819	—	325,819
Mark A. Sirgo	103,000	216,819	—	319,819
Richard A. Franco, Sr.	35,000	216,819	—	251,819

(1)	Includes annual retainers for members of the Board of Directors and Audit Committee and retainers for the chairman of the Board and each of the Audit, Compensation and Nominating/Corporate Governance Committees. Also includes all Board and Committee meeting fees earned or paid in cash in 2012.
(2)	On April 5, 2012 each of our non-employee directors was granted 4,160 shares of restricted stock. The restricted stock award will vest in its entirety on the earlier of July 1, 2013 or immediately prior to the next annual election of directors, subject to continued service on the Board of Directors. As of December 31, 2012, the number of shares of restricted stock outstanding and number of vested shares of restricted stock held by each of our non-employee directors at that time was as follows: 57,226 shares of restricted stock outstanding for Mr. Chappell, of which 53,066 shares were vested; 43,330 shares of restricted stock outstanding for Mr. D’Alonzo, of which 39,170 shares were vested; 38,402 shares of restricted stock outstanding for Mr. Keane, of which 34,242 shares were vested; and 39,405 shares of restricted stock outstanding for Dr. Sirgo, of which 35,245 shares were vested.
(3)	As of December 31, 2012, the number of shares underlying options held by each of our non-employee directors at that time was as follows: 52,500 shares for Mr. Chappell; 52,500 shares for Mr. D’Alonzo; and 67,500 shares for Mr. Keane. No options have been granted to Dr. Sirgo, and Mr. Franco has exercised all of his options.

Director Compensation Philosophy

The general policy of our Board of Directors is that compensation for independent directors should be a mix of cash and equity-based compensation. For fiscal year 2012, the Compensation Committee evaluated the appropriate level and form of compensation for independent directors and recommended changes to the Board when appropriate. The Compensation Committee will make such compensation evaluations and recommendations annually. The Board reviews the Committee’s recommendations and then determines the amount of director compensation.

Fees Earned or Paid in Cash

We currently pay an annual retainer to our non-employee chairman in the amount of $80,000 and an annual retainer to our other non-employee directors in the amount of $30,000. We pay each of our non-employee directors $2,500 per Board meeting attended in person and $1,000 per Board meeting attended by telephone.

We pay an annual retainer of $7,000 to all non-chair Audit Committee members and $5,000 to all non-chair Compensation and Nominating/Corporate Governance Committees members. We pay annual retainers of $15,000 to the chairman of the Audit Committee and $9,000 to the chairpersons of the Compensation and Nominating/Corporate Governance Committees. We pay each member of the Audit Committee and each non-member director $1,000 per meeting attended, whether in person or by telephone. We pay each member of the Compensation and Nominating/Corporate Governance Committees and each non-member director $1,000 per meeting attended in person and $500 per meeting attended by telephone. We also reimburse each non-employee member of our Board for out-of-pocket expenses incurred in connection with attending Board and committee meetings.

Equity Compensation

We annually award each of our non-employee directors shares of restricted stock under our 2005 Stock Plan. All the restricted stock awarded to the non-employee directors vests on the earlier of the first anniversary of the vesting commencement date or the next annual election of directors, subject to continued service on the Board of Directors. In April 2013 we granted each of our non-employee directors 4,110 shares of restricted stock that vest on the earlier of July 1, 2014 or the 2014 annual election of directors.

Stock Retention Guidelines

In an effort to more closely align the interests of our directors with those of our stockholders, we have implemented a stock retention policy set forth in our Corporate Governance Guidelines whereby each non-employee director must retain 30% of any equity awards issued to him, net any income taxes owed thereon, until his resignation or removal or until his successor shall be duly elected.

Continuing Director Education

Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on our Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the Director Compensation Table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. D’Alonzo and Keane and Dr. Sirgo served as members of our Compensation Committee during all of 2012. Mr. Franco served as a member of our Compensation Committee until June 14, 2012 and Mr. Chappell served as a member of our Compensation Committee after June 14, 2012. None of these individuals was at any time during 2012 or at any other time an officer or employee of Salix. Ms. Logan, our President and Chief Executive Officer, participated in discussions regarding salaries and incentive compensation for all of our executive officers, except she was and is excluded from discussions regarding her own salary and incentive stock compensation. No interlocking relationship exists between any member of our Compensation Committee and any member of any other company’s board of directors or compensation committee.

TRANSACTIONS WITH RELATED PERSONS

Our written Corporate Governance Guidelines provide that our Audit Committee is required to review and approve related party transactions. Our policy regarding transactions with management is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. For the year ended December 31, 2012, we had no transactions in which we were a participant where the amount involved exceeded $120,000 and one or more of our officers, directors, principal stockholders or their affiliates had a direct or indirect material interest.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information, as of April 19, 2013, regarding beneficial ownership by (i) each person who is known by us to beneficially own more than 5% of our common stock, (ii) each director, director nominee and named executive officer and (iii) all of our directors, director nominees and executive officers as a group. For information relating to beneficial owners of greater than 5% of our common stock who are not insiders, we rely upon the reports filed by such persons or entities under Section 13(d) of the Exchange Act.

Applicable percentage ownership is based on 61,280,315 shares of common stock outstanding as of April 19, 2013. Beneficial ownership is determined under the rules and regulations of the Securities and Exchange Commission, which provide that a person is deemed to beneficially own all shares of common stock that such person has the right to acquire within 60 days. Although shares that a person has the right to acquire within 60 days are counted for the purposes of determining that individual’s beneficial ownership, such shares generally are not deemed to be outstanding for the purpose of computing the beneficial ownership of any other person.

Five Percent Stockholders	Shares Beneficially Owned	Percentage Beneficially Owned
Wellington Management Company, LLP(1)	8,025,656	13.10%
280 Congress Street Boston, Massachusetts 02210
BlackRock, Inc.(2)	3,700,079	6.04%
40 East 52nd Street
New York, New York 10022
Bank of America Corporation(3)	3,335,278	5.44%
100 North Tryon Street, Floor 25 Charlotte, North Carolina 28255
The Vanguard Group, Inc.(4)	3,335,787	5.44%
100 Vanguard Boulevard Malvern, Pennsylvania 19355
The Bank of New York Mellon Corporation(5)	3,162,716	5.16%
One Wall Street, 31st Floor New York, New York 10286

Executive Officers and Directors
Carolyn J. Logan(6)	991,460	1.62%
John F. Chappell(7)	545,924	*
Adam C. Derbyshire(8)	173,699	*
Thomas W. D’Alonzo(9)	129,794	*
William P. Forbes(10)	69,085	*
William P. Keane(11)	70,702	*
Rick D. Scruggs(12)	17,605	*
Mark A. Sirgo(13)	28,955	*

All current executive officers and directors as a group (8 persons)(14)	2,023,064	3.30%

*	Less than one percent.
(1)	Based on information contained in Schedule 13G/A filed with the SEC on February 14, 2013 by Wellington Management Company, LLP. The Schedule 13G/A provides that Wellington Management Company, LLP holds shared voting power as to 4,633,606 shares and shared dispositive power as to 8,025,656 shares. On the Schedule 13G/A, Wellington Management Company, LLP does not list any natural persons having voting and/or investment powers over the shares held of record by the company.
(2)	Based on information contained in Schedule 13G/A filed with the SEC on February 5, 2013 by BlackRock, Inc. The Schedule 13G/A provides that BlackRock, Inc. has sole voting and dispositive power as to 3,700,079 shares. On the Schedule 13G/A, BlackRock, Inc. does not list any natural persons having voting and/or investment powers over the shares held of record by the company.

(3)	Based on information contained in Schedule 13G filed with the SEC on February 14, 2013 by Bank of America Corporation. The Schedule 13G provides that Bank of America Corporation holds shared voting power as to 3,274,063 shares and shared dispositive power as to 3,335,278 shares. On the Schedule 13G, Bank of America Corporation does not list any natural persons having voting and/or investment powers over the shares held of record by the company.
(4)	Based on the information contained in Schedule 13G/A filed with the SEC on February 11, 2013 by The Vanguard Group, Inc. The Schedule 13G/A provides that The Vanguard Group Inc. holds sole voting power over 39,821 shares, sole dispositive power as to 3,299,166 shares and shared dispositive power as to 36,621 shares. The Vanguard Group, Inc. does not list any natural persons having voting and/or investment powers over the shares held of record by the company.
(5)	Based on information contained in Schedule 13G filed with the SEC on February 4, 2013 by The Bank of New York Mellon Corporation. The Schedule 13G provides that The Bank of New York Mellon Corporation holds sole voting power as to 2,649,752 shares, shared voting power as to 1,250 shares, sole dispositive power as to 2,994,076 shares and shared dispositive power as to 141,920 shares. On the Schedule 13G, The Bank of New York Mellon Corporation does not list any natural persons having voting and/or investment powers over the shares held of record by the company.
(6)	Includes 143,374 shares issuable upon exercise of options and 400,000 shares held in a grantor retained annuity trust. Does not include 259,726 shares of unvested restricted stock outstanding from grants made from 2009 through 2013. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over four years.
(7)	Includes 37,500 shares issuable upon exercise of options, 8,200 shares held by Mrs. Chappell and 50,000 shares held in a grantor retained annuity trust. Includes 4,160 shares of restricted stock granted on April 5, 2012, that will vest in their entirety on the earlier of July 1, 2013 or immediately prior to the 2013 annual stockholder meeting, subject to continued service on the Board of Directors. Does not include 4,110 shares of unvested restricted stock granted on April 18, 2013, that will vest in their entirety on the earlier of July 1, 2014 or immediately prior to the 2014 annual stockholder meeting, subject to continued service on the Board of Directors.
(8)	Includes 50,000 shares issuable upon exercise of options. Does not include 71,193 shares of unvested restricted stock outstanding from grants made from 2009 through 2013. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over four years.
(9)	Includes 37,500 shares issuable upon exercise of options. Includes 6,500 shares held by Mr. D’Alonzo’s spouse, 1,080 shares held by Mr. D’Alonzo’s child and 260 shares held by an limited partnership of which Mr. D’Alonzo is a general partner. Includes 4,160 shares of restricted stock granted on April 5, 2012, that will vest in their entirety on the earlier of July 1, 2013 or immediately prior to the 2013 annual stockholder meeting, subject to continued service on the Board of Directors. Does not include 4,110 shares of unvested restricted stock granted on April 18, 2013, that will vest in their entirety on the earlier of July 1, 2014 or immediately prior to the 2014 annual stockholder meeting, subject to continued service on the Board of Directors.
(10)	Includes 37,450 shares issuable upon exercise of options. Does not include 63,624 shares of unvested restricted stock outstanding from grants made from 2009 through 2013. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over four years.
(11)	Includes 37,500 shares issuable upon exercise of options. Includes 4,160 shares of restricted stock granted on April 5, 2012, that will vest in their entirety on the earlier of July 1, 2013 or immediately prior to the 2013 annual stockholder meeting, subject to continued service on the Board of Directors. Does not include 4,110 shares of unvested restricted stock granted on April 18, 2013, that will vest in their entirety on the earlier of July 1, 2014 or immediately prior to the 2014 annual stockholder meeting, subject to continued service on the Board of Directors.
(12)	Does not include an aggregate of 52,315 shares of unvested restricted stock outstanding from grants made from 2009 through 2013. The restricted stock vests in equal amounts annually on the anniversary of the vesting commencement date over four years.
(13)	Includes 4,160 shares of restricted stock granted on April 5, 2012, that will vest in their entirety on the earlier of July 1, 2013 or immediately prior to the 2013 annual stockholder meeting, subject to continued service on the Board of Directors. Does not include 4,110 shares of unvested restricted stock granted on April 18, 2013, that will vest in their entirety on the earlier of July 1, 2014 or immediately prior to the 2014 annual stockholder meeting, subject to continued service on the Board of Directors.
(14)	Includes the shares as described in footnotes 5-13 above.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Officers, directors and 10% stockholders are also required by SEC rules to furnish us with copies of all such forms that they file. Based solely on a review of the copies of such forms received by us, or written representations from reporting persons, we believe that during fiscal 2012 all of our officers, directors and 10% stockholders complied with applicable Section 16(a) filing requirements.

STOCKHOLDER PROPOSALS

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2014 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by December 30, 2013.

Except for proposals properly made in accordance with SEC Rule 14a-8 and included in our proxy solicitation materials, stockholders must follow the procedures outlined in our Bylaws to present business before the 2014 annual meeting of stockholders. These procedures require the stockholder to deliver timely notice of the business in writing and in proper form to our Corporate Secretary at 8510 Colonnade Center Drive, Raleigh, North Carolina, 27615 and to provide updates and supplements to the notice at the times and in the forms required by our Bylaws. To be timely for an annual meeting, the stockholder’s notice must be delivered not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting of stockholders and, accordingly, any notice for the 2014 annual meeting must be delivered no earlier that February 13, 2014 and no later than March 15, 2014. However, if the date of the 2014 annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice by the stockholder, to be timely, must be delivered not earlier than the 120th day prior to such annual meeting and not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of the annual meeting is first made. To be proper, the stockholder’s notice must contain certain prescribed information as described in more detail in Article II of our Bylaws. A copy of our Bylaws was attached as Exhibit 3.1 to our Current Report on Form 8-K filed with the SEC on January 10, 2013 and is available online under Governance & Compliance in the About Us section on our website at www.salix.com.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In accordance with SEC rules, we will deliver a single Notice of Internet Availability or single copy of proxy materials to multiple stockholders sharing an address unless a company has received contrary instructions from one or more of the stockholders at that address. Upon request, we will promptly deliver a separate Notice of Internet Availability or separate copy of proxy materials to one or more stockholders at a shared address to which a single Notice of Internet Availability or single copy of proxy materials was delivered. Stockholders may request a separate Notice of Internet Availability or separate copy of proxy materials by calling our Investor Relations Department at (919) 862-1000 or by mailing a request to our Investor Relations Department at our principal office at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615. Stockholders at a shared address who receive multiple Notices of Internet Availability or multiple copies of proxy materials may request to receive a single Notice of Internet Availability or single copy of proxy materials in the future in the same manner as described above.

ANNUAL REPORT ON FORM 10-K

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 as filed with the SEC is accessible free of charge at www.salix.com/financial-investors/reports.aspx . It contains audited financial statements covering our fiscal years ended December 31, 2010, 2011 and 2012. You can request a copy of our Annual Report on Form 10-K free of charge by calling (919) 862-1000 or mailing a request to our Investor Relations Department at our principal office at 8510 Colonnade Center Drive, Raleigh, North Carolina 27615. Please include your contact information with the request.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 29, 2013

Driving Directions to Annual Meeting 8510 Colonnade Center Drive Raleigh, NC 27615

From Raleigh-Durham International Airport 2400 W Terminal Blvd Morrisville, NC 27560

1.	Head southwest on John Brantley Blvd	0.6 mi

2.	Slight right to stay on John Brantley Blvd	0.1 mi

3.	Slight right onto the Aviation Pkwy N ramp to I-540/US-70	0.3 mi

4.	Merge onto Aviation Pkwy	1.1 mi

5.	Merge onto I-540 E via the ramp to US-70	9.6 mi

6.	Take the Six Forks Road exit, EXIT 11.	0.3 mi

7.	Turn right onto Six Forks Road	0.9 mi

8.	Turn left onto Colonnade Center Dr.	0.02 mi

9.	Turn right, 8510 Colonnade Center Dr. is on the right.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on June 12, 2013.
Vote by Internet
• Go to www.investorvote.com/SLXP
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the election of the director nominees listed below until the next annual meeting of stockholders and until their successors are duly elected and qualified.

1. Election of Directors:	For	Withhold				For	Withhold		For	Withhold		+
01 - John F. Chappell	☐	☐	02 - Thomas W. D’Alonzo			☐	☐	03 - William P. Keane	☐	☐
04 - Carolyn J. Logan	☐	☐	05 - Mark A. Sirgo			☐	☐

			For	Against	Abstain					For	Against	Abstain

2.   The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

			☐	☐	☐	3. The Board of Directors recommends a vote FOR the approval of the 2012 executive compensation.				☐	☐	☐

In its discretion, the proxy is authorized to vote on such other matters as may properly come before the annual meeting and at any adjournment(s) thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign
Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — SALIX PHARMACEUTICALS, LTD.

PROXY FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Salix Pharmaceuticals, Ltd., a Delaware corporation, acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2013. The undersigned stockholder hereby also designates Adam C. Derbyshire as proxy and attorney-in-fact, with the power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the annual meeting of stockholders of Salix Pharmaceuticals, Ltd. to be held on June 13, 2013 at 9:00 a.m., Eastern Time, at the company’s headquarters located at 8510 Colonnade Center Drive, Raleigh, North Carolina and at any postponement or adjournment thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted (1) FOR the listed, or any other, nominees in the election of directors, (2) FOR the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the 2013 fiscal year and, (3) FOR the approval of the 2012 executive compensation. In its discretion, the proxy is authorized to vote on such other matters as may properly come before the annual meeting and at any adjournment(s) thereof.

(Items to be voted appear on reverse side.)